Exhibit 99

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13G with respect to the common stock beneficially owned by each of them of Zayo Group Holdings, Inc. This Joint Filing Agreement shall be included as an Exhibit to such Schedule 13G.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 12th day of February, 2015.

OAK INVESTMENT PARTNERS XII, LIMITED PARTNERSHIP
By: Oak Associates XII, LLC, its general partner

By:	/s/ Edward F. Glassmeyer
Name:	Edward F. Glassmeyer
Title:	Managing Partner

OAK ASSOCIATES XII, LLC

By:	/s/ Edward F. Glassmeyer
Name:	Edward F. Glassmeyer
Title:	Managing Partner